EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-214259, 333-210114, 333-202528, 333-179937 and 333-103451) and in the related Prospectuses and Form S-8 (Nos. 333-183532, 333-126248 and 333-58817) of Helix Energy Solutions Group, Inc. of our report dated February 29, 2016, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc., included in this Annual Report (Form 10-K) of Helix Energy Solutions Group, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
February 24, 2017